Exhibit 10.2

INRAD OPTICS, INC.

2020 EQUITY COMPENSATION PROGRAM

1.       Purposes. This Inrad Optics, Inc. 2020 Equity Compensation Program (the “Program”) is intended to secure for Inrad Optics, Inc. (the “Company”), its direct and indirect present and future subsidiaries, including without limitation any entity which the Company reasonably expects to become a subsidiary (the “Subsidiaries”), and its shareholders, the benefits arising from ownership of the Company's Common Stock, par value $.01 per share (“Common Stock”), by those selected directors, officers, employees and consultants of the Company and the Subsidiaries who are responsible for future growth. The Program is designed to help attract and retain superior individuals for positions of substantial responsibility with the Company and the Subsidiaries and to provide these persons with an additional incentive to contribute to the success of the Company and the Subsidiaries.

2.       Elements of the Program. In order to maintain flexibility in the award of benefits, the Program is comprised of four parts -- the Incentive Stock Option Plan (“Incentive Plan”), the Supplemental Stock Option Plan (“Supplemental Plan”), the Stock Appreciation Rights Plan (“SAR Plan”) and the Restricted Stock Award Plan (“Restricted Stock Plan”). Copies of the Incentive Plan, Supplemental Plan, SAR Plan and Restricted Stock Plan are attached hereto as Parts I, II, III and IV, respectively. Each such plan is referred to herein as a “Plan” and all such plans are collectively referred to herein as the “Plans.” The grant of any options, stock appreciation rights, restricted shares, unrestricted shares or restricted stock units under one of the Plans (collectively, the “Awards”) shall not be construed to prohibit the grant of options, stock appreciation rights, restricted shares, unrestricted shares or restricted stock units under any of the other Plans.

3.       Applicability of General Provisions. Unless any Plan specifically indicates to the contrary, all Plans shall be subject to the general provisions of the Program set forth below under the heading “General Provisions of the Equity Compensation Program” (the “General Provisions”).

GENERAL PROVISIONS OF THE EQUITY COMPENSATION PROGRAM

Administration. The Program shall be administered by the Board of Directors of the Company (the “Board” or the “Board of Directors”) or any duly created committee appointed by the Board and charged with the administration of the Program (a “Committee”). Except as otherwise determined by the Board, the Committee shall consist solely of two or more directors each of whom is a “Non-Employee Director” within the meaning of Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Within the scope of such authority, the Board or the Committee may delegate to a committee of one or more members of the Board who are not Non-Employee Directors the authority to grant Awards to eligible persons who are not then subject to Section 16 of the Exchange Act. Nothing herein shall create an inference that an Award is not validly granted under the Program in the event Awards are granted under the Program by a compensation committee of the Board that does not at all times consist solely of two or more Non-Employee Directors.

The Board, or any duly appointed Committee, when acting to administer the Program, is referred to as the “Program Administrator”. Any action of the Program Administrator shall be taken by majority vote at a meeting or by unanimous written consent of all members without a meeting. No Program Administrator or member of the Board of the Company shall be liable for any action or determination made in good faith with respect to the Program or with respect to any option, stock appreciation right, restricted stock award or restricted stock unit award granted pursuant to the Program, and each of the foregoing shall be entitled in all cases to indemnification and reimbursement by the Company in respect of any claim, loss, damage or expense (including without limitation reasonable attorneys’ fees) arising or resulting therefrom to the fullest extent permitted by law and/or under any directors’ and officers’ liability insurance coverage which may be in effect from time to time.

Authority of Program Administrator. Subject to the other provisions of this Program, and with a view to effecting its purpose, the Program Administrator shall have the authority: (a) to construe and interpret the Program; (b) to define the terms used herein; (c) to prescribe, amend and rescind rules and regulations relating to the Program; (d) to determine the persons to whom Awards shall be granted under the Program; (e) to determine the time or times at which Awards shall be granted under the Program; (f) to determine the number of shares subject to any Award; (g) to determine the exercise price of any option or stock appreciation right, and the duration of each option or stock appreciation right granted under the Program; (h) to determine all other terms and conditions of any Award; and (i) to make any other determinations necessary or advisable for the administration of the Program and to do everything necessary or appropriate to administer the Program; provided, however, that, unless otherwise determined by the Program Administrator, no such action shall cause an Award previously exempt from Section 409A (“Section 409A”) of the Internal Revenue Code of 1986, as amended (the “Code”) to become subject to Section 409A. All decisions, determinations and interpretations made by the Program Administrator shall be binding and conclusive on all participants in the Program and on their legal representatives, heirs and beneficiaries.

Maximum Number of Shares Subject to the Program. The maximum aggregate number of shares of Common Stock issuable pursuant to the Program shall be 4,000,000 shares. No one person participating in the Program may receive options, separately exercisable stock appreciation rights or other awards for more than 500,000 shares of Common Stock in any calendar year. All such shares may be issued under any Plan which is part of the Program. If any of the options (including incentive stock options) or stock appreciation rights granted under the Program expire or terminate for any reason before they have been exercised in full, the unissued shares subject to those expired or terminated options and/or stock appreciation rights shall again be available for purposes of the Program. If the conditions associated with the grant of any restricted shares or restricted stock units are not satisfied within the time period required by the Award, the shares of Common Stock associated with such Award shall again be available for purposes of the Program. Any shares of Common Stock delivered pursuant to the Program may consist, in whole or in part, of authorized and unissued shares or treasury shares.

Eligibility and Participation. All directors, officers, employees and consultants of the Company and the Subsidiaries shall be eligible to participate in the Program. The term “employee” shall include any person who has agreed to become an employee and the term “consultant” shall include any person who has agreed to become a consultant.

Effective Date and Term of Program. The Program shall become effective immediately upon approval of the Program by the Board of Directors of the Company, subject to approval of the Program by the shareholders of the Company within twelve months after the date of approval of the Program by the Board of Directors. The Program shall continue in effect for a term of ten years from the date that the Program is adopted by the Board of Directors, unless sooner terminated by the Board of Directors of the Company.

Adjustments. In the event that the outstanding shares of Common Stock of the Company are hereafter increased, decreased, changed into or exchanged for a different number or kind of shares or securities through merger, consolidation, combination, exchange of shares, other reorganization, recapitalization, reclassification, stock dividend, stock split or reverse stock split (an “Adjustment Event”), an appropriate and proportionate adjustment shall be made by the Program Administrator in the maximum number and kind of shares as to which Awards may be granted under the Program. A corresponding adjustment changing the number or kind of shares allocated to unexercised options, stock appreciation rights, restricted shares and restricted stock units which shall have been granted prior to any such Adjustment Event, shall likewise be made. Any such adjustment in outstanding options and stock appreciation rights shall be made without change in the aggregate purchase price applicable to the unexercised portion of the option or stock appreciation right but with a corresponding adjustment in the price for each share or other unit of any security covered by the option or stock appreciation right. In making any adjustment pursuant to this Article 6, any fractional shares shall be disregarded.

Termination and Amendment of Program and Awards. No Award shall be granted under the Program after the termination of the Program. The Program Administrator may at any time amend or revise the terms of the Program or of any outstanding Award issued under the Program, provided, however, that (a) any shareholder approval required by applicable law or regulation shall be obtained and (b) no amendment, suspension or termination of the Program or of any outstanding Award shall, without the consent of the person who has received such Award, impair any of that person's rights or obligations under such Award.

Privileges of Stock Ownership. Notwithstanding the exercise of any option or stock appreciation rights granted pursuant to the terms of the Program or the satisfaction of any condition specified in any Award of restricted shares or restricted stock units granted pursuant to the terms of the Program, no person shall have any of the rights or privileges of a stockholder of the Company in respect of any shares of stock issuable upon the exercise of his or her option or stock appreciation right or achievement of such condition(s) until the issuance and/or ownership of such shares is recorded on the books and records of the Company (or, as applicable, its transfer agent or stock plan administrator) unless otherwise determined by the Board or required by any applicable law, rule or regulation. The holder of shares of restricted stock shall have voting rights with respect to such shares unless the Program Administrator provides otherwise. No adjustment shall be made for dividends or any other distributions for which the record date is prior to the date on which any issuance and/or ownership of such shares is recorded pursuant to the Program.

Reservation of Shares of Common Stock. During the term of the Program, the Company will at all times reserve and keep available such number of shares of its Common Stock as shall be sufficient to satisfy the requirements of the Program.

Tax Withholding. The exercise of any option or stock appreciation right, and the delivery of any shares of Common Stock upon vesting or lapse of any conditions or restrictions associated with restricted shares or restricted stock units under the Program, is subject to the condition that, if at any time the Company shall determine, in its discretion, that the satisfaction of withholding tax or other withholding liabilities under any state or federal law is necessary or desirable as a condition of, or in any connection with, such exercise or the delivery or purchase of shares pursuant thereto, then, in such event, the exercise of the option or stock appreciation right or delivery of shares of Common Stock in connection with the vesting or lapse of any conditions or restrictions associated with restricted shares or restricted stock units, shall not be effective unless such withholding tax or other withholding liabilities shall have been satisfied in a manner acceptable to the Company.

Employment; Service as a Consultant or Director. Nothing in the Program gives to any person any right to continued employment by the Company or the Subsidiaries or to continued service as a consultant to or director of the Company or the Subsidiaries or limits in any way the right of the Company or the Subsidiaries at any time to terminate or alter the terms of that employment or service.

Investment Letter; Restrictions on Obligation of the Company to Issue Securities; Restrictive Legend. Any person acquiring or receiving Common Stock or other securities of the Company pursuant to the Program, as a condition precedent to receiving the shares of Common Stock or other securities, may be required by the Program Administrator to submit a letter to the Company stating that the shares of Common Stock or other securities are being acquired for investment and not with a view to the distribution thereof. The Company shall not be obligated to sell or issue any shares of Common Stock or other securities pursuant to the Program unless, on the date of sale and issuance thereof, the shares of Common Stock or other securities are either registered under the Securities Act of 1933, as amended, and all applicable state securities laws, or exempt from registration thereunder. All shares of Common Stock and other securities issued pursuant to the Program shall bear a restrictive legend referring to any restrictions on transferability applicable thereto, including, if such shares are not then covered by an effective registration statement, those imposed by federal and state securities laws.

Rights Upon Termination of Employment, Service as a Consultant or Service as a Director. Notwithstanding any other provision of the Program, any Award granted to an individual who has agreed to become an employee or a consultant of the Company or any Subsidiary or to become an employee of any entity which the Company reasonably expects to become a Subsidiary, shall immediately terminate if the Program Administrator determines, in its sole discretion, that such person will not become an employee or consultant of the Company or any Subsidiary. If a recipient ceases to be employed by or to provide consulting services or services as a director to the Company or any Subsidiary, or a corporation or a parent or subsidiary of such corporation issuing or assuming a stock option in a transaction to which Section 424(a) of the Code applies, for any reason other than death or disability, then, unless any other provision of the Program provides for earlier termination or the grant agreement provides otherwise:

(a) all options and stock appreciation rights (other than “Naked Rights”, as hereinafter defined) shall terminate immediately in the event the recipient's employment or consulting services are terminated for cause and shall be exercisable, to the extent exercisable on the date of termination, for a period of:

90 days after the date of such termination if such termination is due to the recipient’s resignation; and

12 months after the date of such termination if such termination is due to the involuntary termination of the recipient’s service or employment other than for cause.

(b) subject to Section 5(b) of the SAR Plan, all Naked Rights not payable on the date of termination shall terminate immediately; and

(c) all restricted share and restricted stock unit awards shall terminate immediately unless the conditions of the Award have been satisfied.

Rights Upon Disability. If a recipient becomes disabled within the meaning of Section 22(e)(3) of the Code while employed by or while rendering consulting services or services as a director to the Company or any Subsidiary (or a corporation or a parent or subsidiary of such corporation issuing or assuming a stock option in a transaction to which Section 424(a) of the Code applies), then, unless any other provision of the Program provides for earlier termination or the grant agreement provides otherwise:

(d) all options and stock appreciation rights (other than Naked Rights) may be exercised, to the extent exercisable on the date of termination,, at any time within one year after the date of termination due to disability;

(e) all Naked Rights shall be fully paid by the Company as of the date of disability; and

(f) all restricted share and restricted stock unit awards for which all conditions of the Award have been satisfied (other than continued employment or status as a consultant on the Vesting Date) shall be paid in full by the Company; all other restricted shares and restricted stock units shall terminate immediately.

Rights Upon Death. If a recipient dies while employed by or while rendering consulting services or services as a director to the Company or any Subsidiary (or a corporation or a parent or subsidiary of such corporation issuing or assuming a stock option in a transaction to which Section 424(a) of the Code applies), then, unless any other provision of the Program provides for earlier termination or the grant agreement provides otherwise:

(g) all options and stock appreciation rights (other than Naked Rights) may be exercised by the person or persons to whom the recipient's rights shall pass by will or by the laws of descent and distribution, to the extent exercisable on the date of death,, at any time within one year after the date of death unless any other provision of the Program provides for earlier termination;

(h) all Naked Rights shall be fully paid by the Company as of the date of death; and

(i) all restricted share and restricted stock unit awards for which all conditions of the Award have been satisfied (other than continued employment or status as a consultant on the Vesting Date) shall be paid in full by the Company; all other restricted shares and restricted stock units shall terminate immediately.

Non-Transferability. Options and stock appreciation rights granted under the Program may not be sold, pledged, assigned or transferred in any manner by the recipient otherwise than by will or by the laws of descent and distribution and shall be exercisable (a) during the recipient's lifetime only by the recipient and (b) after the recipient's death only by the recipient's executor, administrator or personal representative, provided, however that the Program Administrator may permit the recipient of an option granted pursuant to Part II of the Program to transfer options and/or stock appreciation rights granted in tandem with such options to a family member or a trust or partnership created for the benefit of family members. In the case of such a transfer, the transferee's rights and obligations with respect to the applicable options or stock appreciation rights shall be determined by reference to the recipient and the recipient's rights and obligations with respect to the applicable options or stock appreciation rights had no transfer been made. The recipient shall remain obligated pursuant to Articles 10 and 12 hereunder if required by applicable law. Common Stock which represents restricted shares or restricted stock units prior to the satisfaction of the stated conditions may not be sold, pledged, assigned or transferred in any manner.

Change in Control.. The Program Administrator shall have the authority to provide, either at the time that any Award is granted or thereafter, that an option or stock appreciation right shall become fully exercisable upon the occurrence of a Change in Control Event or that all restrictions, and risks of forfeiture pertaining to restricted shares and restricted stock units shall lapse upon the occurrence of a Change in Control Event. Notwithstanding anything herein to the contrary, to the extent necessary for compliance with Section 409A, an Award agreement shall provide that an Award subject to the requirements of Section 409A that would otherwise become payable upon a Change in Control Event shall only become payable to the extent that the requirements for a “change in control” for purposes of Section 409A have been satisfied. As used in the Program, a “Change in Control Event” shall be deemed to have occurred if any of the following events occur:

(j) the consummation of any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation or any consolidation or merger in which the holders of the Company's Shares immediately prior to the consolidation or merger do not own fifty percent (50%) or more of the common stock of the surviving corporation immediately after the consolidation or merger; or

(k) the consummation of any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Company, other than to a subsidiary or affiliate; or

(l) an approval by the shareholders of the Company of any plan or proposal for the liquidation or dissolution of the Company; or

(m) (A) a purchase by any person (as such term is defined in Section 13(d) of the Exchange Act), corporation or other entity of any voting securities of the Company (the “Voting Securities”) (or securities convertible into Voting Securities) for cash, securities or any other consideration pursuant to a tender offer or exchange offer, unless, prior to the making of such purchase of Voting Securities (or securities convertible into Voting Securities), the Board shall determine that the making of such purchase shall not be deemed a Change in Control for purposes of the Program, or (B) any action pursuant to which any person (as such term is defined in Section 13(d) of the Exchange Act), corporation or other entity (other than the Company or any benefit plan sponsored by the Company or any of its subsidiaries) shall become the “beneficial owner” (as such term is defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of Voting Securities representing fifty percent (50%) or more of the combined voting power of the Company's then outstanding Voting Securities ordinarily (and apart from any rights accruing under special circumstances) having the right to vote in the election of directors (calculated as provided in Rule 13d-3(d) in the case of rights to acquire any such securities), unless, prior to such person so becoming such beneficial owner, the Board shall determine that such person so becoming such beneficial owner shall not be deemed to constitute a Change in Control for purposes of the Program; or

(n) the individuals (A) who, as of the date on which the Program is first adopted by the Board of Directors, constitute the Board (the “Original Directors”) and (B) who thereafter are elected to the Board and whose election, or nomination for election, to the Board was approved by a vote of at least two thirds of the Original Directors then still in office (such Directors being called “Additional Original Directors”) and (C) who thereafter are elected to the Board and whose election or nomination for election to the Board was approved by a vote of at least two thirds of the Original Directors and Additional Original Directors then still in office, cease for any reason to constitute a majority of the members of the Board.

Merger or Asset Sale. For purposes of the Program, a merger or consolidation which would constitute a Change in Control Event pursuant to Article 17 and a sale of assets which would constitute a Change in Control Event pursuant to Article 17 are hereinafter referred to as “Article 18 Events”. In the event of an Article 18 Event, each outstanding Award shall be assumed or an equivalent benefit shall be substituted by the entity determined by the Board of Directors of the Company to be the successor corporation. However, in the event that any such successor corporation does not agree in writing, at least 15 days prior to the anticipated date of consummation of such Article 18 Event, to assume or so substitute each such Award, each option and stock appreciation right not so assumed or substituted shall be deemed to be fully vested and exercisable and the restrictions or conditions associated with each restricted stock award and restricted stock unit award not so assumed or substituted shall immediately lapse or be deemed satisfied immediately prior to the Article 18 Event and the shares of Common Stock associated with such restricted stock award or restricted stock unit award shall be issued and delivered to the recipient of such Award. If an option or stock appreciation right becomes fully vested and exercisable pursuant to the terms of this Article 18, the Program Administrator shall notify the holder thereof in writing or electronically that (a) such holder’s option or stock appreciation right shall be fully exercisable until immediately prior to the consummation of such Article 18 Event and (b) such holder’s option or stock appreciation right shall terminate upon the consummation of such Article 18 Event. For purposes of this Article 18, an Award shall be considered assumed if, immediately following consummation of the applicable Article 18 Event, the Award confers the right to purchase or receive, for each share of Common Stock subject to the Award immediately prior to the consummation of such Article 18 Event, the consideration (whether stock, cash or other securities or property) received in such Article 18 Event by holders of Common Stock for each share of Common Stock held on the effective date of such Article 18 Event (and, if holders of Common Stock are offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares of Common Stock); provided, however, that if such consideration received in such Article 18 Event is not solely common stock of such successor, the Program Administrator may, with the consent of such successor company, provide for the consideration to be received in connection with such Award to be solely common stock of such successor equal in fair market value to the per share consideration received by holders of Common Stock in the Article 18 Event.

Method of Exercise. Any holder of an option or stock appreciation right may exercise his or her option or stock appreciation right from time to time by giving written notice thereof to the Company at its principal office together with payment in full for the shares of Common Stock to be purchased. The date of such exercise shall be the date on which the Company receives such notice. Such notice shall state the number of shares to be purchased. The purchase price of any shares purchased upon the exercise of any option or stock appreciation right granted pursuant to the Program shall be paid in full at the time of exercise of the option or stock appreciation right by certified or bank cashier's check payable to the order of the Company, by tender of shares of Common Stock which have a Fair Market Value on the date of tender equal to the purchase price, or by a combination of checks and shares of Common Stock; provided however that any shares of Common Stock so tendered shall have been owned by the optionee for a period of at least six months free of any substantial risk of forfeiture or were purchased on the open market without assistance, direct or indirect, from the Company. The Program Administrator may, subject to such rules and procedures as the Program Administrator may prescribe, permit a holder of an option or stock appreciation right to effect a net exercise or make “cashless exercise” arrangements, to the extent permitted by applicable law, and may require such holders to utilize the services of a single broker selected by the Program Administrator in connection with any cashless exercise. No option or stock appreciation right may be exercised for a fraction of a share of Common Stock. If any portion of the purchase price is paid in shares of Common Stock, those shares shall be valued at their then Fair Market Value as determined by the Program Administrator in accordance with Section 4 of the Incentive Plan.

Ten-Year Limitations. Notwithstanding any other provision of the Program, (a) no Award may be granted pursuant to the Program more than ten years after the date on which the Program was adopted by the Board of Directors and (b) any option or stock appreciation right granted under the Program shall, by its terms, not be exercisable more than ten years after the date of grant.

Substitute Options. In the event that the Company, directly or indirectly, acquires another entity, the Program Administrator may authorize the issuance of stock options (“substitute options”) to the individuals performing services for the acquired entity in substitution of stock options previously granted to those individuals in connection with their performance of services for such entity upon such terms and conditions as the Program Administrator shall determine, taking into account the conditions of Code Section 424(a), as from time to time amended or superseded, in the case of a substitute option that is intended to be an incentive stock option within the meaning of Section 422 of the Code. Shares of Common Stock underlying substitute stock options shall not constitute shares of Common Stock issued pursuant to the Plan for any purpose.

Sunday or Holiday. In the event that the time for the performance of any action or the giving of any notice is called for under the Program within a period of time which ends or falls on a Sunday or legal holiday, such period shall be deemed to end or fall on the next day following such Sunday or legal holiday which is not a Sunday or legal holiday.

Governing Law. The Program shall be governed by and construed in accordance with the laws of the State of New Jersey.

Covenant Against Competition. The Program Administrator shall have the right to condition any Award upon the recipient's execution and delivery to the Company of an agreement in a form satisfactory to the Program Administrator containing such non-compete, non-solicitation and non-disclosure terms as shall be determined by the Program Administrator.

Termination, Rescission and Recapture of Awards.

(o) Each Award under the Plan is intended to align the recipient’s long-term interest with those of the Company. If the recipient engages in certain activities discussed below, either during employment or service with the Company or after service with the Company terminates for any reason, the recipient is acting contrary to the long-term interests of the Company. Accordingly, but only to the extent expressly provided in an Award agreement, the Company may terminate any outstanding, unexercised, unexpired or unpaid Awards (“Termination”), rescind any exercise, payment or delivery pursuant to the Award (“Rescission”), or recapture any Common Stock (whether restricted or unrestricted) or proceeds from the recipient’s sale of shares of Common Stock issued pursuant to the Award (“Recapture”), if the recipient does not comply with the conditions of subsections (b), (c) and (e) hereof (collectively, the “Conditions”).

(p) A recipient shall not, without the Company’s prior written authorization, disclose to anyone outside the Company, or use in other than the Company’s business, any proprietary or confidential information or material, as those or other similar terms are used in any applicable patent, confidentiality, inventions, secrecy, or other agreement between the recipient and the Company with regard to any such proprietary or confidential information or material.

(q) Pursuant to any agreement between the recipient and the Company with regard to intellectual property (including but not limited to patents, trademarks, copyrights, trade secrets, inventions, developments, improvements, proprietary information, confidential business and personnel information), a recipient shall promptly disclose and assign to the Company or its designee all right, title, and interest in such intellectual property, and shall take all reasonable steps necessary to enable the Company to secure all right, title and interest in such intellectual property in the United States and in any foreign country.

(r) The recipient acknowledges receipt of the following notice under the Defend Trade Secrets Act: An individual will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret if he/she (i) makes such disclosure in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney and such disclosure is made solely for the purpose of reporting or investigating a suspected violation of law; or (ii) such disclosure was made in a complaint or other document filed in a lawsuit or other proceeding if such filing is made under seal. In addition, an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the employer's trade secrets to his or her attorney and use the trade secret information in the court proceeding if the individual: (i) files any document containing the trade secret under seal; and (ii) does not disclose the trade secret, except pursuant to court order.

(s) Upon exercise, payment, or delivery of cash or Common Stock pursuant to an Award, the recipient shall certify on a form acceptable to the Company that he or she is in compliance with the terms and conditions of the Plan and, if a severance of service has occurred for any reason, shall state the name and address of the recipient’s then-current employer or any entity for which the recipient performs business services and the recipient’s title, and shall identify any organization or business in which the recipient owns a greater-than-five-percent equity interest.

(t) If the Company determines, in its sole and absolute discretion, that (i) a recipient has violated any of the Conditions or (ii) during his or her service with the Company or its Subsidiaries, or within one (1) year after its termination for any reason, a recipient (x) has rendered services to or otherwise directly or indirectly engaged in or assisted, any organization or business that, in the judgment of the Company in its sole and absolute discretion, is or is working to become competitive with the Company; (y) has solicited any non-administrative employee of the Company to terminate employment with the Company; or (z) has engaged in activities which are materially prejudicial to or in conflict with the interests of the Company, including any breach of fiduciary duty or the duty of loyalty, then the Company may, in its sole and absolute discretion, impose a Termination, Rescission, and/or Recapture with respect to any or all of the recipient’s relevant Awards, Shares, and the proceeds thereof.

(u) Within ten days after receiving notice from the Company of any such activity described in Article 25(f) above, the recipient shall deliver to the Company the shares of Common Stock acquired pursuant to the Award, or, if recipient has sold the shares, the gain realized, or payment received as a result of the rescinded exercise, payment, or delivery; provided, that if the recipient returns shares that the recipient purchased pursuant to the exercise of an Option (or the gains realized from the sale of such Common Stock), the Company shall promptly refund the exercise price, without earnings, that the recipient paid for such shares. Any payment by the recipient to the Company pursuant to this Article 25 shall be made either in cash or by returning to the Company the number of shares that the recipient received in connection with the rescinded exercise, payment, or delivery. It shall not be a basis for Termination, Rescission or Recapture if after termination of a recipient’s service with the Company and its Subsidiaries, the recipient purchases, as an investment or otherwise, stock or other securities of such an organization or business, so long as (i) such stock or other securities are listed upon a recognized securities exchange or traded over-the-counter, and (ii) such investment does not represent more than a five percent (5%) equity interest in the organization or business.

(v) Notwithstanding the foregoing provisions of this Article 25, the Company has sole and absolute discretion not to require Termination, Rescission and/or Recapture, and its determination not to require Termination, Rescission and/or Recapture with respect to any particular act by a particular recipient or Award shall not in any way reduce or eliminate the Company’s authority to require Termination, Rescission and/or Recapture with respect to any other act or recipient or Award. Nothing in this Section shall be construed to impose obligations on the recipient to refrain from engaging in lawful competition with the Company after the termination of employment that does not violate subsections (b) or (c) of this Article, other than any obligations that are part of any separate agreement between the Company and the recipient or that arise under applicable law.

(w) All administrative and discretionary authority given to the Company under this Article shall be exercised by the most senior human resources executive of the Company or such other person or committee (including without limitation the Program Administrator) as the Program Administrator may designate from time to time.

(x) Notwithstanding any provision of this Article, if any provision of this Article is determined to be unenforceable or invalid under any applicable law, such provision will be applied to the maximum extent permitted by applicable law, and shall automatically be deemed amended in a manner consistent with its objectives to the extent necessary to conform to any limitations required under applicable law. Furthermore, if any provision of this Article is illegal under any applicable law, such provision shall be null and void to the extent necessary to comply with applicable law.

Notwithstanding the foregoing, but subject to any contrary terms set forth in any Award agreement, this Article shall not be applicable) to any recipient from and after his or her termination of service with the Company and its Subsidiaries after a Change in Control Event.

Recoupment of Awards. Unless otherwise specifically provided in an Award agreement, and to the extent permitted by applicable law, the Program Administrator may in its sole and absolute discretion, without obtaining the approval or consent of the Company’s shareholders or any recipient with respect to his or her outstanding Awards, require that each recipient agree to reimburse the Company for all or any portion of any Awards granted under this Plan (“Reimbursement”), or the Program Administrator may require the Termination or Rescission of, or the Recapture associated with, any Award, if –

(y) the granting, vesting, or payment of such Award (or portion thereof) was predicated upon the achievement of certain financial results or other criteria;

(z) in the Program Administrator’s view, the recipient either benefited from a calculation that later proves to be materially inaccurate, or engaged in one or more material acts of fraud or misconduct that caused or partially caused the need for a financial restatement by the Company or any material Subsidiary; and

(aa) a lower granting, vesting, or payment of such Award would have occurred based upon the conduct described in clause (b) of this Article.

In each instance, the Program Administrator will, to the extent practicable and allowable under applicable laws, require Reimbursement, Termination or Rescission of, or Recapture relating to, any such Award granted to a recipient, including reimbursement for any gains realized on the exercise of Options or SARs attributable to such Awards, plus a reasonable rate of interest, effecting the cancellation of restricted shares, restricted stock units, unrestricted shares, and outstanding Options and SARs; provided that the Company will not seek Reimbursement, Termination or Rescission of, or Recapture relating to, any such Awards that were paid or vested more than three years prior to the date the applicable restatement is disclosed.

Section 409A Compliance. To the extent applicable, it is intended that the Program and all Awards hereunder comply with the requirements of Section 409A of the Code or an exemption thereto, and the Program and all Award agreements shall be interpreted and applied by the Program Administrator in a manner consistent with this intent in order to avoid the imposition of any additional tax under Section 409A of the Code. Notwithstanding anything in the Program or an Award agreement to the contrary, in the event that any provision of the Program or an Award agreement is determined by the Program Administrator, in its sole discretion, to not comply with the requirements of Section 409A of the Code or an exemption thereto, the Program Administrator shall, in its sole discretion, have the authority to take such actions and to make such interpretations or changes to the Program or an Award agreement as the Program Administrator deems necessary, regardless of whether such actions, interpretations, or changes shall adversely affect a participant, subject to the limitations, if any, of applicable law. If an Award is subject to Section 409A of the Code, any payment made to a participant who is a “specified employee” of the Company or any Subsidiary shall not be made before the date that is six months after the Participant’s “separation from service” to the extent required to avoid the adverse consequences of Section 409A of the Code. For purposes of this Article 27, the terms “separation from service” and “specified employee” shall have the meanings set forth in Section 409A of the Code. In no event whatsoever shall the Company be liable for any additional tax, interest or penalties that may be imposed on any participant by Section 409A of the Code or any damages for failing to comply with Section 409A of the Code.

PART I

INCENTIVE STOCK OPTION PLAN

The following provisions shall apply with respect to options granted by the Program Administrator pursuant to Part I of the Program:

General. This Incentive Stock Option Plan (“Incentive Plan”) is Part I of the Company's Program. The Company intends that options granted pursuant to the provisions of the Incentive Plan will qualify and will be identified as “incentive stock options” within the meaning of Section 422 of the Code. Unless any provision herein indicates to the contrary, this Incentive Plan shall be subject to the General Provisions of the Program.

Terms and Conditions. The Program Administrator may grant incentive stock options to purchase Common Stock to any employee of the Company or its Subsidiaries; provided, however, that on the date of grant, such person is considered an employee of the Company or any Subsidiary under Treasury Regulation §1.421-1(h). The terms and conditions of options granted under the Incentive Plan may differ from one another as the Program Administrator shall, in its discretion, determine, as long as all options granted under the Incentive Plan satisfy the requirements of the Incentive Plan.

Duration of Options. Each option and all rights thereunder granted pursuant to the terms of the Incentive Plan shall expire on the date determined by the Program Administrator, but in no event shall any option granted under the Incentive Plan expire later than ten years from the date on which the option is granted. Notwithstanding the foregoing, any option granted under the Incentive Plan to any person who owns more than 10% of the combined voting power of all classes of stock of the Company or any Subsidiary shall expire no later than five years from the date on which the option is granted.

Purchase Price. The option price with respect to any option granted pursuant to the Incentive Plan shall not be less than the Fair Market Value of the shares on the date of the grant of the option; except that the option price with respect to any option granted pursuant to the Incentive Plan to any person who owns more than 10% of the combined voting power of all classes of stock of the Company shall not be less than 110% of the Fair Market Value of the shares on the date the option is granted. For purposes of the Program, the phrase “Fair Market Value” shall mean on the date of grant or other relevant date: (i) the closing price of a share of Common Stock as reported on the principal nationally recognized stock exchange on which shares of Common Stock are traded on such date, or if no prices are reported with respect to such shares on such date, the closing price of a share of Common Stock on the last preceding date on which there were reported prices of such shares; or (ii) if shares of Common Stock are not listed or admitted to unlisted trading privileges on a nationally recognized stock exchange, but are traded on the OTC Bulletin Board, the closing sale price of the Common Stock for such date (or the closing bid price for that date or the nearest preceding date if no sale price is available on that date) on the OTC Bulletin Board, or (iii) if neither (i) nor (ii) apply and the Common Stock is reported in the “Pink Sheets” published by Pink OTC Markets, Inc. (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the Common Stock so reported on such date (or the nearest preceding date); or (iv) if none of (i), (ii) or (iii) apply, the Fair Market Value of a share the Common Stock will be determined in good faith by the Program Administrator acting in its discretion using the reasonable application of a reasonable valuation method based on the facts and circumstances existing on the valuation date, in a manner consistent with Section 409A of the Code and Treasury Regulation 1.409A-1(b)(5)(iv) (or any successor regulation or interpretation), which determination will be conclusive.

Maximum Amount of Options in Any Calendar Year. The aggregate Fair Market Value (determined as of the time the option is granted) of the Common Stock with respect to which incentive stock options are exercisable for the first time by any employee during any calendar year (under the terms of the Incentive Plan and all incentive stock option plans of the Company and the Subsidiaries) shall not exceed $100,000.

Exercise of Options. Unless otherwise provided by the Program Administrator at the time of grant or unless the installment provisions set forth herein are subsequently accelerated pursuant to the General Provisions of the Program or otherwise by the Program Administrator with respect to any one or more previously granted options, incentive stock options may only be exercised to the following extent during the following periods of time:

Option Which May be During	Maximum Percentage of Shares Covered by Purchased
First 12 months after grant	0%

First 24 months after grant	33-1/3%

First 36 months after grant	66-2/3%

Beyond 36 months after grant	100%

Failure to Satisfy Applicable Requirements. In the event that an option is intended to be granted pursuant to the provisions of this Incentive Plan but fails to satisfy one or more requirements of this Incentive Plan, such option shall be deemed to have been granted pursuant to the Supplemental Plan set forth as Part II of the Program, provided that such option satisfies the requirements of the Supplemental Plan.

PART II

SUPPLEMENTAL STOCK OPTION PLAN

The following provisions shall apply with respect to options granted by the Program Administrator pursuant to Part II of the Program:

•             General. This Supplemental Stock Option Plan (“Supplemental Plan”) is Part II of the Company's Program. Any option granted pursuant to this Supplemental Plan shall not be an incentive stock option as defined in Section 422 of the Code. Unless any provision herein indicates to the contrary, this Supplemental Plan shall be subject to the General Provisions of the Program.

Terms and Conditions. The Program Administrator may grant supplemental stock options to any person eligible under Article 4 of the General Provisions. The terms and conditions of options granted under this Supplemental Plan may differ from one another as the Program Administrator shall, in its discretion, determine as long as all options granted under this Supplemental Plan satisfy the requirements of this Supplemental Plan.

Duration of Options. Each option and all rights thereunder granted pursuant to the terms of this Supplemental Plan shall expire on the date determined by the Program Administrator, but in no event shall any option granted under this Supplemental Plan expire later than ten years from the date on which the option is granted.

Purchase Price. The option price with respect to any option granted pursuant to this Supplemental Plan shall not be less than the Fair Market Value (determined as set forth in Section 4 of the Incentive Plan) of the shares on the date of the grant of the option unless the Award (with such lesser option price) otherwise complies with Section 409A of the Code or is exempt from Section 409A of the Code.

Exercise of Options. Unless otherwise provided by the Program Administrator at the time of grant or unless the installment provisions set forth herein are subsequently accelerated pursuant to the General Provisions of the Program or otherwise by the Program Administrator with respect to any one or more previously granted options, supplemental stock options may only be exercised to the following extent during the following periods of time:

During	Maximum Percentage of Shares Covered by Option Which May be Purchased
First 12 months after grant	0%

First 24 months after grant	33-1/3%

First 36 months after grant	66-2/3%

Beyond 36 months after grant	100%

PART III

STOCK APPRECIATION RIGHTS PLAN

The following provisions shall apply with respect to stock appreciation rights granted by the Program Administrator pursuant to Part III of the Program:

•             General. This Stock Appreciation Rights Plan (“SAR Plan”) is Part III of the Company's Program.

Terms and Conditions. The Program Administrator may grant stock appreciation rights to any person eligible under Article 4 of the General Provisions. Stock appreciation rights may be granted either in tandem with supplemental stock options or incentive stock options as described in Section 4 of this SAR Plan or as naked stock appreciation rights as described in Section 5 of this SAR Plan.

Mode of Payment. At the discretion of the Program Administrator, payments to recipients upon exercise of stock appreciation rights may be made in (a) cash or by the Company’s check, (b) shares of Common Stock having a Fair Market Value (determined in the manner provided in Section 4 of the Incentive Plan) equal to the amount of the payment, or (c) any combination of the foregoing in an aggregate amount equal to the amount of the payment.

Stock Appreciation Right in Tandem with Supplemental or Incentive Stock Option. A SAR granted in tandem with a supplemental stock option or an incentive stock option (in either case, an “Option”) shall be on the following terms and conditions:

a.     Each SAR shall relate to a specific Option or portion of an Option granted under the Supplemental Plan or Incentive Plan, as the case may be, and may be granted by the Program Administrator at the same time that the Option is granted or at any time thereafter prior to the last day on which the Option may be exercised.

(bb) A SAR shall entitle a recipient, upon surrender of the unexpired related Option, or a portion thereof, to receive from the Company an amount equal to the excess of (i) the Fair Market Value (determined in accordance with Section 4 of the Incentive Plan) of the shares of Common Stock which the recipient would have been entitled to purchase on that date pursuant to the portion of the Option surrendered over (ii) the amount which the recipient would have been required to pay to purchase such shares upon exercise of such Option.

(cc) A SAR shall be exercisable only for the same number of shares of Common Stock, and only at the same times, as the Option to which it relates. SARs shall be subject to such other terms and conditions as the Program Administrator may specify.

(dd) A SAR shall lapse at such time as the related Option is exercised or lapses pursuant to the terms of the Program. On exercise of the SAR, the related Option shall lapse as to the number of shares exercised.

1.     Naked Stock Appreciation Right. SARs granted by the Program Administrator as naked stock appreciation rights (“Naked Rights”) shall be subject to the following terms and conditions:

The Program Administrator may award Naked Rights to recipients for periods not exceeding ten years. Each Naked Right shall represent the right to receive the excess of the Fair Market Value of one share of Common Stock (determined in accordance with Section 4 of the Incentive Plan) on the date of exercise of the Naked Right over the Fair Market Value of one share of Common Stock (determined in accordance with Section 4 of the Incentive Plan) on the date the Naked Right was awarded to the recipient.

(ee) Unless otherwise provided by the Program Administrator at the time of award or unless the installment provisions set forth herein are subsequently accelerated pursuant to the General Provisions of the Program or otherwise by the Program Administrator with respect to any one or more previously granted Naked Rights, Naked Rights may only be exercised to the following extent during the following periods of employment or service as a consultant or director:

During	Maximum Percentage of Naked Rights Which May Be Exercised
First 12 months after award	0%

First 24 months after award	33-1/3%

First 36 months after award	66-2/3%

Beyond 36 months after award	100%

(ff) The Naked Rights solely measure and determine the amounts to be paid to recipients upon exercise as provided in Section 5(a). Naked Rights do not represent Common Stock or any right to receive Common Stock. The Company shall not hold in trust or otherwise segregate amounts which may become payable to recipients of Naked Rights; such funds shall be part of the general funds of the Company. Naked Rights shall constitute an unfunded contingent promise to make future payments to the recipient.

PART IV

RESTRICTED STOCK AWARD PLAN

The following provisions shall apply with respect to restricted shares and restricted stock units granted by the Program Administrator pursuant to Part IV of the Program:

General. This Restricted Stock Award Plan (“Restricted Stock Plan”) is Part IV of the Company’s Program. Unless any provision herein indicates to the contrary, this Restricted Stock Plan shall be subject to the General Provisions of the Program.

Terms and Conditions. The Program Administrator may in its sole discretion grant restricted shares of Common Stock to any person eligible under Article 4 of the General Provisions and shall evidence such grant in an Award agreement that is delivered to the recipient and that sets forth the number of restricted shares of Common Stock, the purchase price for such restricted shares (if any), and the terms upon which the restricted shares may become vested.  In addition, the Company may in its discretion grant to any person eligible under Article 4 of the General Provisions the right to receive shares of Common Stock after certain vesting requirements are met (“restricted stock units”), and shall evidence such grant in an Award agreement that is delivered to the recipient which sets forth the number of shares of Common Stock (or formula, that may be based on future performance or conditions, for determining the number of shares of Common Stock) that the recipient shall be entitled to receive upon vesting and the terms upon which the shares subject to a restricted stock unit may become vested.  The Program Administrator may condition any Award of restricted shares or restricted stock units upon receiving from the recipient such further assurances and documents as the Program Administrator may require to enforce the restrictions.  In addition, the Program Administrator may grant Awards hereunder in the form of unrestricted shares of Common Stock; that is, shares of Common Stock without conditions and conveying immediate ownership to the holder upon the date of grant or such other date as the Program Administrator may determine.

Vesting and Forfeiture.  The Program Administrator shall set forth in an Award agreement granting restricted shares or restricted stock units, the terms and conditions under which the recipient’s interest in the restricted shares or the shares subject to restricted stock units will become vested and non-forfeitable, which conditions may be based on the recipient’s continued employment or services to the Company and its Subsidiaries and/or the achievement of such specified performance objectives as the program Administrator may establish.

Issuance of Shares upon Vesting.  As soon as practicable after vesting of a holder’s restricted shares (or right to receive shares of Common Stock underlying restricted stock units) and the recipient’s satisfaction of applicable tax withholding requirements, the Company shall release to the recipient, free from the vesting restrictions, one share of Common Stock for each vested restricted share (or issue one share of Common Stock free of the vesting restriction for each vested restricted stock unit), unless an Award agreement provides otherwise.  No fractional shares shall be distributed, and cash shall be paid in lieu thereof.

Dividends Payable on Vesting. Unless otherwise provided in an Award agreement, whenever shares of Common Stock are released to an individual as a result of the vesting of restricted shares, such individual shall also be entitled to receive (unless otherwise provided in the Award agreement), with respect to each share of Common Stock released or issued a number of shares of Common Stock equal to (i) any stock dividends, which were declared and paid to the holders of shares of Common Stock between the date of the Award and the date such share of Common Stock is released from the vesting restrictions, and (ii) in the discretion of the Program Administrator, (x) a number of shares of Common Stock equal to the shares of Common Stock that the individual could have purchased at Fair Market Value on the payment date of any cash dividends for shares of Common Stock if the individual had received such cash dividends with respect to each restricted share between the date of the Award and lapse of the restrictions of such restricted share, and/or (y) a cash amount equal to the cumulative amount of such cash dividends.